EXHIBIT 10.46

AMENDMENT TO SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This Amendment to the Supplemental Executive Retirement Plan (Amended and Restated as of December 31, 2007) (the “Plan”) is effective as of August 2, 2017 (the “Amendment Date”).

1.	The third paragraph of Section 5.8 of the Plan is amended and restated in its entirety, effective as of the Amendment Date, to read as follows:

For purposes of this Plan, a “Change of Control” shall occur if (a) the beneficial ownership at any time hereafter by any person, as defined herein, of capital stock of the Company, constitutes 50 percent or more of the general voting power of all of the Company’s outstanding capital or (b) a majority of the Board of Directors of the Company is replaced during any 12 month period with directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of the Company before the date of the appointment or election. No sale to underwriters or private placement of its capital stock by the Company, nor any acquisition by the Company, through merger, purchase of assets or otherwise, effected in whole or in part by issuance or reissuance of shares of its capital stock, shall constitute a Change of Control. For purposes of the definition of “Change of Control,” the following definitions shall be applicable:

(i) The term “person” shall mean any individual, group, corporation or other entity.

(ii) Any person shall be deemed to be the beneficial owner of any shares of capital stock of the Company:

(A) which that person owns directly, whether or not of record, or

(B) which that person has the right to acquire pursuant to any agreement or understanding or upon exercise of conversion rights, warrants, or options, or otherwise, or

(C) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (B) above), by an “affiliate” or “associate” (as defined in the rules and regulations of the Securities and Exchange Commission under the Securities Act of 1933, as amended) of that person, or

(D) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (B) above), by any other person with which that person or his “affiliate” or “associate” (defined as aforesaid) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of capital stock of the Company.

(iii) The outstanding shares of capital stock of the Company shall include shares deemed owned through application of clauses (ii)(B), (C) and (D), above, but shall not include any other shares which may be issuable pursuant to any agreement or upon exercise of conversion rights, warrants or options, or otherwise, but which are not actually outstanding.

(iv) Notwithstanding the foregoing, to the extent required to comply with Section 409A of the Code, a Change of Control shall not occur unless such transaction constitutes a ”change in control event” described in Treasury Regulation Section 1.409A-3(i)(5) or successor guidance thereto.

2.	In all other respects, the provisions of the Plan are hereby ratified and confirmed, and they shall continue in full force and effect.